UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2008

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	000-51112	20-2118147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 Bass Road, Macon, Georgia 31210

(Address of Principal Executive Offices)

(478) 476-2170

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 18, 2008, Atlantic Southern Financial Group, Inc. (the “Company”), the bank holding company for Atlantic Southern Bank (the “Bank”), announced the appointment of Edward P. Loomis, Jr. age 55, as the Executive Vice President and Chief Operating Officer of the Company and the Bank.  In this role he will oversee all retail and commercial banking departments as well as compliance, information technology, deposit operations, retail support and marketing.  This appointment is effective as of September 18, 2008.

Mr. Loomis has more than 21 years of senior level bank management experience.  Mr. Loomis has served as Senior Vice President and Chief Administrative Officer of the Company and the Bank since July 2008.  Before joining the Company and the Bank, he served as President and Chief Executive Officer of Rivoli Bank in Macon, Georgia from August 2005 until December 2005.  In addition, Mr. Loomis served on Rivoli Bank’s board of directors from 2000 to 2005.  Prior to those positions, he served as President and Chief Executive Officer of First Macon Bank in Macon, Georgia from April 1987 to October 1998.

In his current position, Mr. Loomis’ annual base salary will be $150,000.  He will not be eligible for the Bank’s executive bonus program until January 1, 2009.  Mr. Loomis was granted an option to purchase 5,000 shares of Company common stock at an exercise price of $12.75 per share pursuant to the Company’s 2007 Stock Incentive Plan on July 17, 2008, upon his July 2008 appointment to Senior Vice President.  The option has a term of ten years and will vest in full on the fifth anniversary of the grant date.  Mr. Loomis is also eligible to participate in the Bank’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

DATE: September 24, 2008	By:	/s/ Carol W. Soto
Carol W. Soto
Secretary and Chief Financial
Officer